Exhibit 99.1
Chart Industries, Inc. (GTLS)
First Quarter 2015 Earnings Call
April 30, 2015

CORPORATE PARTICIPANTS
Michael F. Biehl
Executive Vice President and Chief Financial Officer

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

OTHER PARTICIPANTS

Thomas L. Hayes
Northcoast Research Partners LLC

Walter S. Liptak
Global Hunter Securities, LLC

Noah Kaye
Northland Securities, Inc.

Chase Jacobson
William Blair & Co. LLC

Eric Andrew Stine
Craig-Hallum Capital Group LLC

Alexander E. Potter
Piper Jaffray & Co.

Robert D. Brown
Lake Street Capital Markets LLC

Gregory J. McKinley
Dougherty & Co. LLC

Nicholas Chen on behalf of Robert F. Norfleet
Alembic Global Advisors LLC

Pavel Molchanov
Raymond James & Associates, Inc.

Jeffrey D. Osborne
Cowen and Company, LLC

Anjali Voria
Thompson Research Group, LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good morning and welcome to the Chart Industries, Inc. 2015 first quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Thursday, May 7th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

Michael F. Biehl
Executive Vice President and Chief Financial Officer

Thank you Tyrone. Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you a brief overview of our first quarter results and then Sam Thomas will provide comments on current market and order trends we see in each of our business segments. I will then finish-up by commenting on our outlook for the remainder of 2015.

Net income for the first quarter of 2015 was $5.2 million, or $0.17 per diluted share. This included acquisition-related retention costs, as well as Owatonna facility shutdown and other severance costs recorded in the quarter of approximately $900,000 or $0.02 per diluted share. Excluding these items, first quarter 2015 earnings would have been $0.19 per diluted share. This compares with net income of $12.0 million, or $0.38 per diluted share, for the first quarter of 2014. First quarter 2014 earnings would have been $0.41 per share excluding $800,000, or $0.02 per diluted share, of acquisition-related costs in that period, as well as $0.01 per diluted share impact associated with Chart’s Convertible Notes.

In addition, we had a foreign currency transaction loss of $3.1 million for the first quarter of 2015, or $0.07 per diluted share, as the strength of the U.S. dollar had a significant negative impact on our European operations. We also had a foreign currency loss in the first quarter of 2014, but it was relatively small, around $100,000.

Sales for the quarter were $245.1 million, an 8% decline from the prior year quarter. This was largely due to a decline in LNG sales in our D&S business, particularly in China, but currency translation had an unfavorable impact as well. The translation effect from the strong dollar reduced revenues about $8 million and gross profit by about $1.9 million in the first quarter of 2015 on a constant currency basis.

Our gross profit for the quarter was $72.5 million, or 29.6% of sales, compared with $77.5 million, or 29.1% of sales, a year ago. Overall, margin dollars were down due to lower sales volume in our D&S business, while the gross margin percentage improved due to product mix and lower material costs in D&S, and improved volume and lower warranty costs in our BioMedical business.

Orders received in the first quarter totaled $219.5 million and were down sequentially from fourth quarter 2014 adjusted orders of $251.7 million which excludes the $33 million backlog adjustment in China during the fourth quarter of last year. We did see about $4.5 million of order cancellations in our E&C segment in the first quarter of 2015, a consequence of the current energy environment due to lower oil prices.

In the E&C business, sales increased 1.5% to $87.5 million for first quarter 2015 as lower sales volume in brazed aluminum heat exchangers was more than offset by higher volume in process systems and air cooled heat exchangers. Gross margins were 28.4% in the quarter compared with 28.7% in the prior year quarter. The negative margin impact of lower brazed aluminum heat exchanger volume was mostly offset by improved execution and project mix in process systems and air cooled heat exchangers.

In our D&S business, first quarter sales decreased 19% year over year to $105.1 million. Although industrial gas volume increased over the prior year quarter, lower LNG sales volume globally, as well as currency impact on European results, more than offset the improvement. Gross margins improved to 28.6% compared with 28.1% a year ago due to product mix and lower material costs.

In BioMedical, sales increased 4% year over year to $52.6 million. This increase was primarily due to higher sales volume in commercial oxygen generation systems. BioMedical gross profit margin improved to 33.5% in the quarter compared with 32.6% for the same period in 2014 due to higher volume and lower warranty costs associated with respiratory therapy products.

SG&A expense for the quarter was $53.2 million, up $2.3 million compared with the same quarter a year ago. The increase was largely due to an acceleration of stock-based compensation expense associated with retirement eligible participants. Under accounting rules, we are required to accelerate expense for employees who are retirement eligible, even if they have not retired. Therefore, first quarter SG&A expense is higher than what we expect over the remaining three quarters of 2015.

Income tax expense was $2.4 million for the first quarter and represented an effective tax rate of 31.0%, compared with $5.2 million for the prior year’s first quarter, which was an effective tax rate of 29.7%. The increase in the effective tax rate was primarily due to an increased mix of U.S. earnings, which are taxed at a higher rate.

I will now turn the call over to Sam Thomas.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Thank you Michael and good morning everyone.

Our first quarter results reflect solid execution across many of our businesses despite the challenges we are facing due to the impact of lower oil pricing and currency headwinds.

We continue to take aggressive actions to reduce cost. Over the past several months we have initiated cost reduction actions, including a headcount reduction of 8% of our global workforce, with annualized savings of approximately $30 million. This includes the $20 million of annualized cost savings that we previously disclosed in our February earnings release.

We also announced the shutdown of our D&S LNG equipment manufacturing facility in Owatonna, Minnesota, due to a slowing of the LNG infrastructure build-out in North America. We’re still convinced LNG is compelling as a long-term diesel fuel replacement for high horsepower applications such as truck fueling, marine, rail, mining, oil and gas and power generation; however, consistent with our focus on reducing costs, we believe the decision to close Owatonna is an appropriate and prudent course of action at this time. We will continue to service our LNG equipment customers in North America from our other manufacturing facilities.

We continue to closely monitor our end markets and order rates and will take additional, timely actions as we move through the year as necessary.

In China, despite weak sales in the first Quarter, we continue to see strong order prospects for D&S LNG equipment, and we expect demand to grow as the government continues to pursue its longstanding goal of improving air quality. However, the timing of awards is proving ever more difficult to call, and we are also seeing increased pricing pressure. Overall, as expected, 2015 is going to be a challenging year for Chart. We do expect some growth in our industrial gas and biomedical markets, and have significant LNG liquefaction and distribution opportunities that could be larger than any Chart has captured in the past. We do face deteriorating near term business prospects in the D&S LNG business for applications based on diesel fuel replacement, and within E&C for petro-chemical, natural gas processing and industrial gas applications. The headwinds associated with low oil prices and the strength of the U.S. dollar are real, the latter impacting the value of our European results in dollar terms. In addition, increased global competition continues to compress E&C pricing and margins.

Before I move on to talk specifically about each of our businesses, I would like to emphasize that despite the short-term headwinds we are facing, we remain confident in the long-term fundamental drivers of our growth, including rising industrial production and increased demand for energy globally and natural gas specifically. We are continuing to invest for future growth, including actively pursuing potential acquisition candidates across many of our business segments.

Let me now comment on specific highlights for each of our businesses.

Within Energy & Chemicals, we booked $43 million in orders during the first quarter, net of order cancellations of approximately $4.5 million that Michael mentioned earlier. This is down sequentially from fourth quarter 2014 orders of $71 million. As reported last quarter, we are facing deteriorating short-term Brazed Aluminum Heat Exchanger prospects for petrochemical, natural gas processing and industrial gas applications globally. In addition, the timing of project awards is historically lumpy in the E&C segment and always a challenge to forecast.

The 100 thousand gallon per day LNG liquefier we delivered to Stabilis in 2014 successfully completed its start-up in the quarter and is now in production providing LNG for high horsepower applications that still benefit from the lower costs and emissions that LNG affords versus diesel. Additionally, both the Noble Energy and LNG Holdings standard plant liquefiers that we have mentioned in previous calls are scheduled to be up and running later this year.

As I alluded to earlier, we are encouraged by the continued interest and quoting activity for small-scale LNG liquefaction and larger mid-scale multi-train liquefaction for LNG export facilities here in North America from customers who share our long-term view of the spread between oil and natural gas prices. We have received advance engineering awards for both Venture Global LNG and Parallax Energy’s Live Oak LNG project, both of which, if they go ahead, will employ Chart’s IPSMR™ liquefaction process and proprietary Chart equipment. Parallax Energy also announced their acquisition of the Louisiana LNG project earlier this week, another mid-scale export project that will employ Chart’s process technology and equipment. While remaining circumspect with regard to the impact of current oil prices on investment decisions for these projects, we are cautiously optimistic that equipment orders will be forthcoming, perhaps as early as late 2015.

Within Distribution and Storage, we booked orders of $124 million in the first quarter, down 4% from our fourth quarter 2014 adjusted orders of $129 million, which takes into account the $33 million backlog adjustment in China during the fourth quarter. Orders were down primarily due to lower LNG equipment demand for diesel displacement applications in light of the narrowed spread between natural gas and diesel.

Global industrial gas activity is in line with expectations and should grow in 2014 based on rising industrial production and major customer forecasts.

While LNG orders globally within D&S have slowed, opportunities still exist. We continue to quote significant opportunities for distribution equipment that could result in orders later this year or in 2016. This includes ISO containers for transport on rail cars and ships, in addition to other equipment used in the virtual pipeline.

On the topic of LNG for transport, this quarter saw the opening of Shell’s first European LNG fueling station in Rotterdam, designed, manufactured, and installed by Chart D&S Europe. Chart’s scope of supply includes the LNG storage tank, off-loading, pump skids, control system, and LNG dispensers, all supplied to Shell’s exacting quality and safety standards. This follows similar openings of Shell and Travel Centers of America truck stop LNG stations in North America, all designed, manufactured and commissioned by Chart.

Moving on to BioMedical, orders of $53 million were marginally up compared to the fourth quarter 2014. Order intake for Respiratory and Life Sciences was as expected. Orders for Commercial Oxygen Systems were up from the prior quarter but still low due to project timing which is again lumpy.

First quarter 2015 results provided further evidence that Respiratory Therapy demand has stabilized. Orders and revenues have now been consistent for the last three quarters.

We still expect to see some growth in the Respiratory Therapy business in the second half of 2015 as we start to penetrate the China market with a focus on delivering higher quality products and innovative solutions, a theme that is consistent across all areas of our BioMedical business.

Finally, we remain confident that our Commercial Oxygen System applications will show growth as we move through 2015 on the back of improved product lead times and an external customer financing option that we have introduced for wastewater applications.

Michael will now provide our outlook for the remainder of 2015.

Michael F. Biehl
Executive Vice President and Chief Financial Officer

Thanks, Sam.

As we originally anticipated, second half results are expected to be stronger than the first half. Given current business expectations, the Company is reaffirming its previously announced sales and earnings guidance. We still expect sales for 2015 to be in a range of $1.05 billion to $1.2 billion, and diluted earnings per share are expected to be in a range of $1.60 to $2.10 per diluted share, on approximately 30.7 million weighted average shares outstanding. This includes the first quarter foreign currency transaction loss of $3.1 million, but excludes any restructuring costs and potential dilution impacting from our Convertible Notes. With respect to restructuring costs, we anticipate an additional $3.0 million in costs associated with the Owatonna facility shutdown expected to be recognized in the second quarter, primarily related to the existing lease for this facility.

I would now like to open it up for questions. Tyrone, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION

Operator

[Operator Instructions] Our first question is from Tom Hayes of Northcoast Research.

Thomas L. Hayes
Northcoast Research

Can you provide some good commentary on the pricing trends you're seeing in E&C? I'm just wondering if maybe you could provide a bit of color on what you're seeing on the D&S side.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

It's a similar situation. We've got everyone chasing diminished order prospects. And as you'd expect in that situation, pricing is competitive.

Thomas L. Hayes
Northcoast Research Partners LLC

Okay. And then I'm just wondering, if there's any update you could provide on the PetroChina shipment outlook for the orders.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Not a lot. PetroChina has been taking equipment, and it has indicated they expect to see more, but there is still a fair amount of turmoil and uncertainty in the Chinese market and for the nationally owned companies in particular.

Operator

And our next question is from Walter Liptak of Global Hunter.

Walter S. Liptak
Global Hunter Securities, LLC

Thanks. I wanted to ask one on the Venture Global and other larger projects. I wonder if you could help us understand the size of those market opportunities and what are some of the factors that you're thinking about in terms of timing. I think you mentioned late this year or as early as late this year, you might see some orders come through.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Yes. So we said we're working on advanced engineering contracts. Each of those companies has announced the size of their potential projects in terms of millions of tons per annum output. They are larger because it is our process technology, and we're providing a complete package. The opportunities are larger than others we've historically had. It could be as much as two to three times as big as we've reported in previous LNG awards.

In terms of timing and to what the ultimate size of those orders are, that's dependent on the final investment decisions and for them obtaining contracts for the output of those plants. There is not much point in speculating further as to the timing of awards beyond what's been announced.

Operator

Next question is from Noah Kaye from Northland Capital.

Noah Kaye
Northland Securities, Inc.

Yes. Thank you. You talked about quotations for transport on railcars. As regulatory guidelines for LNG in railcar transport evolve, what's your view on when that market starts to come online, perhaps, in North America specifically? And how big do you think that could be for you?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

It's very difficult to forecast timing for the ultimate market size. There's a wide range of possibilities from 10% penetration for locomotive fueling over a 2-, 3-, 4-year time period, would primarily be the prototype or beta-type units going into service, to ultimately replacing all of the rail fleet with LNG powered units. But based on the long life of the equipment and a the conservative nature of the rail industry, in making that kind of move, I think for a significant penetration, you're talking about time periods that are in 8- to 15-year time period.

Noah Kaye
Northland Securities, Inc.

Sure, sure. And then, also you alluded to the increased global competition. I think your comments are focused on E&C so if we could just stay there. What in your mind would be some catalysts that can remove that overhang and open up more market opportunities for folks? What are you seeing in terms of the industry's trajectory at this point?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

That industry has traditionally been capital spending or business cycle-dependent, and increased demand, which can be driven by higher energy prices or a growing global economy will create additional demand for products. Pricing levels in the industry tend to be driven by utilization of capacity.

Noah Kaye
Northland Securities, Inc.

Okay. Thanks. And then maybe we could be a little bit more precise on what the headcount and Owatonna reduction will mean for your capacity? Once that facility is closed, where would you put your capacity utilization at for your LNG D&S production? And how much run room would you have if the market starts to come back?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Significant. With respect to LNG Distribution and Storage-related capacity, it will be at less than 50% of our available capacity

Operator

Our next question is from Chase Jacobson from William Blair.

Chase Jacobson
William Blair & Co. LLC

So looking at the guidance here, and understanding that the first quarter is seasonally weak and there were some currency headwinds, it still assumes a pretty good pickup in sales as well as margin over the next three quarters, and Sam, from your comments, there's clearly, a good bit of uncertainty in the markets whether it's in E&C or D&S. So maybe if you could just talk to the confidence level in your guidance.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Our guidance is based on bottom-up forecasts in all of our businesses, which we go through a formal process on a quarterly basis, and we update on a monthly basis. The first quarter was weak. I think that's evidenced by reports from the energy industry as well as the first quarter reports from industrial gas industry. But all of those markets, we either have confirmed delivery schedules that appear significantly better in the second quarter rather than the first quarter and also better in the second half. And then, at the macro level, there appears to be some stabilization of oil prices and reducing uncertainty, I believe, will improve demand and order intake, and I remain convinced that that's a reasonable assumption to make.

Chase Jacobson
William Blair & Co. LLC

Okay. And then, on the capital allocation. Obviously, the markets didn't play out as many of us expected, but there were some big investments in North American LNG and China. So as you go forward here, is Chart changing the way that it looks at capital allocation, whether from internal investment perspective or from an acquisition perspective based on kind of the events over the last few years?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

The commitments we made to increase capacity were based on a long-term view of the demand for LNG-related equipment. This is a cyclic pause, which we still believe the industry will recover from and demand will grow. And in the fullness of time, I'm confident that those will be judged as very effective investments in our capacity. Our past experience has been when we've had capacity available and the ability to respond quickly to upturns in demand, the company is rewarded very well for having that, and I still believe that to be the case for the future. In the current environment, what kind of investment decisions are we making; in view of the fact that we have significantly added to our capacity and feel well-prepared for an upturn, we don't see the need to make continued capacity expansion, although we continue to look for investment opportunities in capital expenditure for production equipment that will enable us to lower our costs and/or improve our throughput times. So it won't go to zero. We remain bullish about the industries we're in.

You had also asked about acquisition opportunities. In cyclic downturns for our industries, we have been rewarded in the past for having the dry powder available to make acquisitions when other people are disheartened with the prospects for business, again with the view that through an upturn, we can be rewarded for making those kinds of investments. We'll continue to be cautious and somewhat conservative in making that type of acquisition, but we also believe that with diminished trading prospects, there are improved prospects for making good acquisitions.

Chase Jacobson
William Blair & Co. LLC

Okay, and just lastly, Michael, can you tell us what the amount of the stock-based comp associated with the retirements was in the quarter?

Michael F. Biehl
Executive Vice President and Chief Financial Officer

About $3.5 million in total.

Operator

Our next question is from Eric Stine of Craig-Hallum.

Eric Andrew Stine
Craig-Hallum Capital Group LLC

Maybe just touching on orders. I know on last call, in late February, you indicated that you didn't feel like you've really seen the full impact yet. And so I'm just wondering, can you talk about maybe some of your discussions with customers, what you saw in March and maybe an early read on orders in the second quarter?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

I stand by the comments I made in February that we've seen more negative news since our February call. However, I would deem those comments from customers more in the fact of we're not quite sure what happened in the first quarter, but it was ugly. But we don't see signs of customers throwing in the towel and saying, “we're closing up shop for the rest of the year.” That we expect to see prospects improve. And I think generally, that's holding out in what we're seeing.

Eric Andrew Stine
Craig-Hallum Capital Group LLC
Okay. So I mean, you are seeing some positive trends here in April?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Nothing that's causing dancing in the streets or dancing in our hallways, but yes.

Eric Andrew Stine
Craig-Hallum Capital Group LLC

Okay, understood. Thanks for that color. Maybe then just turning to the balance sheet. It looks like you had some working capital that impacted the first quarter. Looking back historically, it didn't happen in 2014, but in typical first quarters, that seems like it's the case. Maybe just some clarity there and expectations going forward.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

I would say that first quarter order rates and customer delivery uptake, particularly with regard to China, are the major causes of the increase in first quarter working capital. In other words, we were building to expected delivery schedules or order intake rates, both of which were disappointing in the first quarter. Promises are that that's going to improve in the second quarter and in the second half of the year, but we'll see.

Eric Andrew Stine
Craig-Hallum Capital Group LLC

Okay. Maybe last one from me. Just floating LNG you have been involved in the past, and you did the Golar's first ship conversion. I know that they've moved forward on the second and potentially more, just your thoughts on your potential involvement there.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

We still remain positive about it. For all of the LNG projects, there's a period of reflection as significant new LNG is coming online and off-take customers have been slow to make commitments in an environment where spot prices have been dropping. I think that long-term, the price outlook is such that these projects will go ahead, but the near-term timing of them is difficult to predict based on that uncertainty.

Operator

Our next question is from Alex Potter of Piper Jaffray.

Alexander E. Potter
Piper Jaffray & Co

Thank you. I was wondering if you could comment a bit specifically on China D&S orders, maybe over the last month or so. Obviously, that wouldn't have been reflected in Q1, but I was just wondering, what sort of impact that natural gas price cuts domestically had in China on, I guess, (a), your existing order rates right now, and your expected order rates over the next couple of quarters?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Improved but muted against expectations, I guess, would be the best characterization, Alex. We've got significant quotation activity, potential orders and orders coming through, but I think the view is that orders and delivery will be ramped and delivery requests will be ramping up in the second and third quarter. Last year, order activity and shipment activity were heavily second-half-weighted and there's an anticipation that we may be seeing a repeat of that process. So I guess the response is, it hasn't been as strong as we'd hoped. There is apparently good traction for LNG replacement on the coastal areas where you've got low contract prices for imported LNG and even lower spot market prices. Less traction for liquefiers that are based on pipelines where there hasn't been full adjustment of pipeline gas prices down to make LNG attractive for the liquefiers.

Alexander E. Potter
Piper Jaffray & Co.

Okay, fair enough. I was wondering, also, I guess maybe a little bit more color on forex. You've kept the guidance range constant, but presumably your view on forex has changed over the last quarter. So I'm wondering if it would be possible to kind of strip out the forex impact on guidance. What would guidance have been had there been no change in the forex outlook, if that's possible to do?

Michael F. Biehl
Executive Vice President and Chief Financial Officer

The $3.1 million foreign currency transaction loss is in that guidance. I mean, I don't think we would've changed our guidance, one way or another. We don't forecast forward in terms of foreign currency losses or gains. We did lower our expectation of the conversion rate for the euro down to I think it was 1.13 down to 1.06 in the ongoing forecast, expecting some further turbulence there. Some of that is factored into the forecast. But again, it's unlikely that we would've raised our forecast without that.

Alexander E. Potter
Piper Jaffray & Co.

Right, okay. And then I guess one last question on maybe the trajectory of E&C gross margins. Obviously, a lot of commentary there about capacity underutilization across the supply chain and ASP pressure. I mean, you did see some amount of gross margin degradation on a sequential basis, but not a ton. I'm wondering, I guess, what you would think on that line item going forward into the next couple of quarters.

Michael F. Biehl
Chief Financial Officer and Executive Vice President

The expectation is, as backlog is worked off over the year that it will decline. It was in the high 20s first quarter. We expect it to be sort of in that mid-20% range in the second quarter. It could be lower than that for the remainder of the year, as low as a 20% range just based upon order levels and backlog being worked off. There is nothing in our forecast related to any of these large projects for Venture Global or Parallax that we billed them, to make that clear.

Alexander E. Potter
Piper Jaffray & Co.

Right. Yes. That's kind of what I was driving at. And I guess one, maybe to sneak this one in there too: Is there any potential for some of these rush orders? Every once in a while you see those rush orders come through and juice the gross margin in a quarter that could potentially happen at some point.

Michael F. Biehl
Chief Financial Officer and Executive Vice President

Yes. Because of the capacity that we have that there's good opportunities for that over the remainder of the year.

Operator

Our next question is from Rob Brown of Lake Street Capital.

Robert D. Brown
Lake Street Capital Markets LLC

I just wanted to touch on the E&C order cancellations. I guess how much of your backlog is at risk of potential order cancellations? And is that something you sort of feel is worked through, or is that so something that we could see more of?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Currently, I would think that the impact of any additional cancellations would be minor. That's always challenging, but typically, as we move into our backlog, the customers' skin in the game is more significant. Having said that, I've been surprised in the past with customers canceling projects that were fairly well along. Typically, because of contractual arrangements, it doesn't have a significant negative financial impact on us. So I guess the best answer to it is "unknown." Although I don't think it's dramatic and hasn't historically been dramatic.

Michael F. Biehl
Executive Vice President and Chief Financial Officer

I think the most we've seen in the down cycle in prior years is about $20 million. And right now, I don't expect it to be at that level, but it's hard to say.

Robert D. Brown
Lake Street Capital Markets LLC

Kind of the same question on the margins with the D&S segment. How do you see that margin kind of playing out sequentially?

Michael F. Biehl
Executive Vice President and Chief Financial Officer

Again they're in the high 20s. We would expect them to maybe notch down 1% or 1.5% over the remainder of the year based upon the product mix going forward. And again, that could change depending upon whether we have more in China or have more here, in U.S. or Europe, that pushes it around somewhat.

Operator

Our next question is from Greg McKinley of Dougherty.

Gregory J. McKinley
Dougherty & Co. LLC

Yes, thank you, and I apologize, you may have literally just answered this question and I didn't hear it. I was going to ask backlog margins in D&S. Was that the 1.0 to 1.5 points you just mentioned?

Michael F. Biehl
Executive Vice President and Chief Financial Officer

Yes, in terms of the margin for the year? Yes.

Gregory J. McKinley
Dougherty & Co. LLC

Yes. And that was specific to D&S margins?

Michael F. Biehl
Chief Financial Officer and Executive Vice President

Correct.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Very predictable, Greg, we can anticipate your questions.

Gregory J. McKinley
Dougherty & Co. LLC

Yes, that's right. So you guys had talked about $30 million in annualized cost savings. How should we think of that in terms of, is that a reduction to the operating expense structure as it existed, call it, the beginning of the year? Or is that the absence of increases to the cost structure that might have been planned previously? I guess maybe sort of trying to get at what does G&A look like in the context of the $30 million reduction.

Michael F. Biehl
Executive Vice President and Chief Financial Officer

It's mostly headcount reduction. I would say, 90%, 95% of it is headcount reduction. But keep in mind that $30 million is on an annualized basis so with restructuring costs, severance and things like that, it lowers the impact in the current year. It also gets offset by lower capacity and throughput.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Those are as opposed to the run rates in the fourth quarter of 2014, Greg.

Gregory J. McKinley
Dougherty & Co. LLC

Okay. So that truly is $30 million less than the run rate. It's not the absence of changing a plan for future increases, okay.

Okay, and then from an order intake standpoint, can you handicap, if we look toward the bottom end of your revenue guidance range, toward the top end of your revenue guidance range, what type of order intake maybe needs to occur June through December on either ends of that?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Very challenging to answer intelligently.

Michael F. Biehl
Executive Vice President and Chief Financial Officer

It would be an increase, obviously, in the second quarter from where we're currently at in the first quarter. And with E&C being so lumpy, it could be a third quarter push. It is difficult to answer, but clearly our expectation would be that orders will be increase as we go through the year.

Gregory J. McKinley
Dougherty & Co. LLC

Okay. And then, I guess the last question, Sam, and this would be the maybe even more difficult to answer. But as you look at the broader LNG market, what is the behavior of customers to enter into long-term take-or-pay contracts so that these projects can secure project financing? And is there a way for us to intelligently handicap how these massive opportunities late this year fit into that puzzle and help us informed the likelihood of those moving forward?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

I think a number of the comments that came out of the CERA conference in Houston this past week are probably illustrative. The kinds of comments we get from end-users, the investment community and from these project developers are that lowered spot prices, particularly in Asia, meaning that Asian customers, utilities or our national energy companies, are being hard-nosed in negotiating and not indicating enormous need to sign contracts immediately. The projects that we think have the greatest likelihood of going forward in the near term are those that have been focused on supply to Western European utilities, trying to achieve diversity of energy supply. And so in other words, a utility perspective in Western Europe, a stated goal is to have contracts, which enable them to get supplies based on the relative output of various parts of the world for introducing supply diversity and reducing their overall risk. And that's the current most attractive market that Gulf Coast or Atlantic Basin projects see as their best opportunity over the next 12 months.

Operator

Our next question is from Rob Norfleet of Alembic Global.

Nicholas Chen on behalf of Robert F. Norfleet
Alembic Global Advisors LLC

This is actually Nick Chen filling in for Rob Norfleet on the call. Our question, just pertaining to the last several quarters, you guys had, had some discussions just about your IP in China and just trying to protect that. Can you give us any updates in that area?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

No changes. It's a challenging area. China is a hypercompetitive market, but we don't see any changes in our ability to protect our IP significantly over the last few quarters. It's a continuous challenge and battle, but we think we're well-equipped to fight it.

Nicholas Chen on behalf of Robert F. Norfleet
Alembic Global Advisors LLC

Okay, great. And then, we touched on it a little earlier in the call sort of from more of the surface level. But I was wondering, in terms of FLNG projects, are you guys tracking the potential of the opportunity in that market?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

We are, yes, in our project pipeline. Although I'll admit I'm not close enough to it to comment in specifics as to what the current projects in the pipeline are. I know there are a number of them, but I'm not close enough at the moment, to give you an idea of how far away each of them are.

Operator

The next question is from Pavel Molchanov of Raymond James.

Pavel Molchanov
Raymond James & Associates, Inc.

Going back to the two LNG export facilities that you have FEED contracts with, if you were to get a cold box order from either one at the end of 2015, which you said might be a possibility, what would the revenue recognition for that look like? In other words, would it be a two-year cycle? What's the timetable?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Nominally, it would be an 18 to 30 months cycle. Both of these facilities are multiple trains, so the delivery of cold boxes for them would be spread over that time period. And revenue recognition typically for projects of that size doesn't start until two to three months after receipt of a firm purchase order. They have project timelines going out to 2018, or in some cases, into '19.

Pavel Molchanov
Raymond James & Associates, Inc.

Okay, that's helpful. And then, on the shutdown of Owatonna that you alluded to, was there something specific in the last three months that sort of got you over the hump to actually pulling the trigger on that shutdown? I mean, clearly, the domestic LNG opportunity has been weak for a while, but what happened that got you to make that decision?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

There's two aspects to it. Since we had added the Owatonna facility, which was a leased facility, we had also increased capacity at our fully owned facility in New Prague thirty miles away. And then, in the fourth quarter and early first quarter, with the continued fall of oil prices, that slowed activity down, and also the reduction in drilling, slowed down the supply of diesel fuel replacement equipment for oil production is really the deciding factor. So we had developed the ability to produce the products produced in Owatonna at other sites and also the near-term, and I'll say through 2015, prospects for equipment to the heavy-duty diesel fuel replacement market, particularly for oil and gas production, look moribund.

Operator

Our next question is from Jeff Osborne of Cowen and Company.

Jeffrey D. Osborne
Cowen and Company, LLC

I just had two quick questions. One is on the Shell Rotterdam facility. What's the pipeline for additional D&S applications in Europe? And is it all trucking related? Or is there any other end market that's driving that?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

No. Shell and others continue to be interested in building out the infrastructure in Europe for the trucking market. Perhaps, one where there's greater activity and greater potential in the near term is for the marine market.

Jeffrey D. Osborne
Cowen and Company, LLC, Research Division

Great. And then last question I had was just, we talked about the D&S weakness in China. I was wondering if you could just touch on the low-pressure E&C side, the Wuxi acquisition that you made some time ago. Is there any activity there? Or is that in a weaker position than even the D&S side?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

There is activity. It's continuing customer approvals, and work going through there. But the demand for their products is very weak right now. There was very little LNG liquefaction activity going on because there's been a large slug of new capacity for liquefaction in China completed over the last year, and with current pipeline gas prices it's underutilized. So not many prospects for orders there. With lower industrial activity, there is relatively little air separation progress going on right now, or orders going on.

Operator

Our next question is from Anjali Voria from Thompson Research.

Anjali Voria
Thompson Research Group, LLC

Good morning. I think you guys have touched on the natural gas side within D&S, I was wondering if you could speak to your industrial gas categories. I think you mentioned it's up year-over-year. I assume that growth rates decelerated from Q4 and was wondering if you could provide an indication of what that deceleration looks like or where growth rates were in Q4 versus Q1. And what your customers are saying now that we're in Q2.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

I'll cover it across the three regions. In North America, we've seen through the second half of last year improving industrial gas activity. I would call the first quarter a plateauing of that demand. It continued strong in packaged gas, it's less so in larger bulk tanks. And you can see it's reflected in the first quarter reports of the industrial gas companies saying that activity was down, that generally everybody was impacted more by the pull back of energy-related capital expenditure than they had anticipated. General industrial applications, I would say going forward, our customers continue to be positive about increasing activity levels or a continuation of the activity levels.

For Europe, we did see a significant slowdown in activity at the end of the first quarter in March, whereas we seem to have been building momentum, and we have seen challenging price competition in Europe, although the business has continued to perform well.

In China, there was definitely the view that first quarter activity levels were low, that there was a pullback in activity across the board. It's sometimes very difficult to read China in the first quarter because of Chinese New Year and Chinese New Year was later this year and that tends to just reduce activity for a longer period of time.

But I would say, overall, U.S. positive and continued positive although a bit muted as you see GDP forecast come down for the rest of the year but bleeds through into expected demand. China, uncertain, although still believe that the government will be able to stimulate things have a better second half than the first quarter. And Europe should be positive, but that wasn't evidenced in orders.

Anjali Voria
Thompson Research Group, LLC

Just for clarification. When you think about the slowdown from some customers, do you perceive there to be a lag in that when it's actually reflected in your sales? Or do you think you immediately see that flowing in your sales based on what your customers have said?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

No definitive answers. Because we've got significantly different lead-times for our products, the products that have the shortest lead times, we generally take to be the leading indicators. Those are generally positive. It's tough to predict on some of the longer lead-time products and, hence, for our longer lead-time products, our customers' timelines are also longer. So it's difficult to read.

Anjali Voria
Thompson Research Group, LLC

And just one last question. Could you clarify on the cost savings announcement? Last quarter, I think it was $20 million. Now, I think you ramped it up to $30 million. Did you reach the full what would've been $5 million sort of run rate in Q1 in terms of cost savings? Or was it perhaps, a little bit more than that or less?

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

I would suspect not because some of those actions occurred in December, but a number of them occurred in February or March. So no, I would not anticipate that a full $5 million of savings was achieved in the first quarter.

Operator

This was the Q&A portion of today's conference. I would like to turn the call over to Sam Thomas for any closing remarks.

Samuel F. Thomas
Chairman of the Board, Chief Executive Officer and President

Thank you. Well, as we've spoken about throughout this call and also last quarter, 2015 is a challenging year. We expect to see some growth in our D&S industrial gas and BioMedical markets, but expect that growth to be realized in the second half of the year rather than the first. In the meantime, we'll continue to focus on improving operations and aggressive cost cutting while serving our customers at the same high standards they've come to expect from Chart. We've demonstrated our ability to successfully manage and execute through cyclic downturns in the past, and we'll do so again. We will also continue to pursue our long-term strategic growth initiatives, including opportunistic acquisitions, and we'll be ready and able to respond when the cycle turns and growth returns, which it will. Thank you, everyone, for listening today. Goodbye.

Operator

Ladies and gentlemen, thank you for participation in today's conference. This concludes the program. You may now disconnect. Have a wonderful day.